Exhibit 1

      Pursuant to Item 8, the members of the group that have filed this
Schedule 13G pursuant to Rule 13d-1(c) are:

      (i) Morgan Stanley Venture Investors, L.P.;

      (ii)  Morgan Stanley Venture Capital Fund II, C.V.; and

      (iii) Morgan Stanley Venture Capital Fund II, L.P.